

**July 2008**
Volume 2 : Issue 3

SOUTH DAKOTA SOYBEAN PROCESSORS

## Energy Driving the Market



Rodney Christianson
CEO
*Rodney.Christianson@sdsbp.com*

It was a pleasure talking to members who attended the recent South Dakota Soybean Processors (SDSP) Annual Meeting about our business—reviewing last year's performance, looking at where we are today, and discussing the future. I would also like to welcome our new directors and thank our retiring board members, Kent Howell and Greg Schmieding, for their service.

As we shared with those at the meeting, the world has changed in terms of the relationship between energy and food costs. Traditionally, food has been more expensive than energy. Today, petroleum prices have increased six times, compared to a three-time increase in corn and soybean prices during that same period. Energy is now the driver, and will continue to be until we get a substantial reduction in the energy market.

The price of corn will be in direct relationship to energy costs. If the world demands a 3.3-billion-bushel U.S. soybean crop this year, the price of beans will follow the typical 2-to-1 price ratio of corn. A reduced demand for our beans will decrease that ratio.

We're seeing other changes, as well. In the past, the typical swing from soybean acres to corn acres in any given year was maybe one to three million. More recently, we're seeing about 8 to 10 million acres shift between the two crops. In South Dakota, more than 20% of the soybean acres shifted.

As we attempt to manage risk at SDSP, we can no longer rely strictly on historical trends. Instead, we must be very cognizant of the energy component. This year's slow start and the flooding, sprinkled with factors like strikes in Argentina, will add to the price volatility.

In spite of the challenges, our soybean crush has generated $3.7 million in profits for the first five months of 2008, up $2.4 million from the same time last year. However, we expect similar profits to 2007. As of this writing, we have not readjusted our $6 million budget.

*Continued on Page 2*

## Energy Driving the Market

*Continued from Page 1*

### USSC update

Members at the SDSP annual meeting had the opportunity to meet Mike Fusco, USSC Director of Sales/Marketing. Mike came on board one year ago as part of a reorganization of the sales and marketing department. After he joined USSC, 2007 sales more than doubled those of 2006. And, in the first five months of 2008, sales were already about 85% of 2007 totals. We expect sales this year to more than double those of 2007.

USSC is definitely moving in the right direction, but I always caution that in the petroleum chemical industry, the change we're asking companies to make—moving from petroleum-based polyols to soy-based—has always come slower than we'd like.

We wish you well throughout this growing season, realizing that many of the challenges we face in this business also translate into challenges on your farm.

## 2008 Directors Elected

Welcome to those elected to three-year terms on the SDSP Board of Managers during the Annual Meeting June 17. For a complete listing of all board members, check our web site at *www.sdsbp.com*.

**District 1:** Bryce Loomis, Bruce, SD
**District 2:** Ron Gorder (re-elected), Estelline, SD
**District 3:** Paul Dummer, Lesterville, SD
**District 4:** Peter Kontz, Colman, SD
**District 5:** Robert E. Nelsen (re-elected), Westbrook, MN
**District 6:** Jerome Jerzak (re-elected), Ivanhoe, MN
**District 7:** David Driessen (re-elected), Canby, MN

**CAPITAL UNITS TRADING HISTORY**

| Period | Units Traded | Average Price |
|---|---|---|
| 2008-Q2 | 47,250 | 1.32 |
| 2008-Q1 | 151,000 | 1.38 |
| 2007-Q4 | 51,500 | 1.25 |
| 2007-Q3 | 39,000 | 1.33 |

* Figures as of June 18, 2008

SDSP Capital Units are traded on an alternative trading system, operated by Variable Investment Advisors, Inc. (VIA). Offers to buy or sell capital units can be placed online at *www.agstocktrade.com*, or by calling VIA at 800-859-3018.

For more details regarding SDSP's Capital Units Transfer System, please visit our web site at *www.sdsbp.com* or email *memberinfo@sdsbp.com*.

**MARKETING UPDATE**

## Intercropping Study Underway

Tom Kersting, Commercial Manager, *Tom.Kersting@sdsbp.com*



We're very excited about a new initiative underway at SDSP. As competition for acres heats up, we're looking at creative ways to maintain soybean acres in our territory. One possibility is intercropping—and SDSP has entered into a partnership with the South Dakota Soybean Council (SDSC) and SDSU to see if it's an idea that has legs for our area.

Used with some success in Illinois and South Carolina, the technique involves sowing soybeans into wheat acres. Once the wheat is harvested, the soybeans take over. We're hoping to see perhaps 75% of normal wheat and soybean yields—making for 150% total return on the land. What makes intercropping potentially viable today are newer varieties and improved herbicide options.



**Kari VanderWal checks on the progress of soybeans at the intercropping test plot near Brookings.**

Head SDSU researcher on the project is Lon Hall, who is supervising a small test plot north of Brookings. SDSP and SDSC are providing the funds, and we'll all be watching the results with interest. If this trial looks promising, we expect to ramp up the project in the future. Kari VanderWal is SDSP's program coordinator.

### Hoping to offer '09 bids

Due to the high market prices, we have not extended our bids for beans beyond January '09. However, we are in discussions with our banker to see whether we can move ahead and extend bids to include new crop of '09. We hope to be able to provide a good opportunity for producers to look beyond this fall for pricing opportunities.

**Find out the latest on our intercropping project by going to www.sdsbp.com.**

## USSC UPDATE

# Product Trials Positive

Mike Fusco, USSC Director of Sales/Marketing, *Mike.Fusco@soyol.com*



At Urethane Soy Systems (USSC), there's a real sense that we're moving ahead and solidifying our marketplace position. It's been very reassuring to witness recent successes with trials of some of our new molecules.

In our business, it's not unusual to take a product into a potential customer's plant and see how it works within their unique environment. The first trial is crucial. If our product does not come close, we won't be given a second trial. But, if the business sees real potential, we will be asked to make needed adjustments in our lab and come back for another go-round. It usually takes three to five trials before it turns into real business.

We recently did first trials with major manufacturers of seating foam for heavy equipment and another for juvenile and office furniture. Both first trials were very successful, and we've scheduled subsequent trials. In addition, we're making progress in the automotive industry. Up until now, no one in the auto industry has succeeded in getting more than 5% soy inclusion into seating foam. In a recent trial, USSC introduced the first foam blocks using 40% soy inclusion, and we did it successfully. The second trial is scheduled shortly. In total, we've made very large leaps in a relatively short time.

The fact that we're able to reformulate our products and get back into these companies so quickly is unheard of in our industry, and a testament to the quality of the USSC research and development team—especially when you consider that competitors include giants such as Dow, Bayer, Cargill, and BASF.

Having been with USSC for a little more than one year, I can say we've made more commercial progress in the past three months than the previous nine. The big question, of course, is when do these successes translate into USSC becoming a performing asset? While I can't set a specific date, we're definitely seeing positive signs and movement in the right direction.

## OPERATIONS UPDATE

# Safety Pays at SDSP

John Prohaska, Group Operations Manager, *John.Prohaska@sdsbp.com*



Safety at the workplace is no small matter. The reality is, if an associate is hurt, it negatively impacts both the individual and your company. That's why we continue to emphasize a culture of safety at the production facility.

Nowhere was that more evident than at SDSP this past May. We brought in an outside consultant to train 20 of our associates in OSHA HAZWOPER procedures—how to address chemicals within a work space and safely deal with a hazardous spill. Soon after the training, we staged an unannounced ***mock*** spill. It provided an opportunity to practice our protocols and put our training into action. The team performed very well.

We haven't limited safety training to SDSP staff. SDSP hosted a state fire school work session, attended by firemen from the surrounding area. Part of the training included a confined space rescue. It was an excellent way to share our experience and facility with the larger community.



**SDSP associates participated in HAZWOPER training this spring.**

Most important, our safety program is working. I'm proud of the fact that we have a strong, associate-led safety committee and continue to maintain our zero-loss-time accident rating. Kudos to our safety committee and Paul Everson, our environmental safety coordinator, for helping SDSP evolve into a company with a safety-first mindset.

Even more impressive is that bolstering safety also pays when it comes to plant efficiency. Our crush volume this year is averaging 78,000 bushels per day—sometimes pushing toward 82,000 bushels. Last year we were challenged to maintain a 78,000-bushel crush average. In addition, our emergency downtime—even with all of the storms—is less than one-half percent for the month. Last year it was close to 2%. Safety is triggering many positive results for the plant operations.


SOUTH DAKOTA SOYBEAN PROCESSORS
Congratulations
SDSP Members & Associates
SOUTH DAKOTA SOYBEAN PROCESSORS
300 MILLION BUSHELS PROCESSED

Rodney and crew hold the sign signifying that SDSP reached a milestone in June—processing 300 million bushels of soybeans during its 11-year history. From left to right: Jacob Schneider, Chris Chapin, Ray McLaughlin, Barb Murphy, Ryan Almos, Mark Bruns, Scott Priest, Jason Converse, Rodney Christianson, and Ron League.

## NO Treated Seed

SDSP has **zero tolerance** for treated soybean seed. It's your responsibility to clean all equipment that comes in contact with treated soybean seed.

SOUTH DAKOTA SOYBEAN PROCESSORS
100 Caspian Ave
PO Box 500
Volga, SD 57071

PRSRT STD
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To Sell Soybeans:
888-SDSP-888
To Buy Meal:
888-BUY-MEAL